Exhibit 99.1

Valero Energy Corporation Reports

First Quarter Earnings

SAN ANTONIO, April 25, 2006 — Valero Energy Corporation (NYSE: VLO) today reported record first quarter net income of $849 million, or $1.32 per share, which compares to $534 million, or $0.96 per share, in the first quarter of last year. As of March 31, 2006, the company’s debt-to-capitalization ratio, net of cash, was 23.5 percent, compared to 24.8 percent as of December 31, 2005.

First quarter 2006 operating income for the company’s refining segment was $1.5 billion, compared to $0.9 billion for the same period last year. The significant increase in operating income was primarily due to stronger gasoline and distillate margins and higher throughput volumes due to the acquisition of Premcor Inc. in September 2005.

“We had the highest first quarter earnings in the company’s history, and the outlook for the rest of the year is even better,” said Bill Klesse, Valero’s Chief Executive Officer. “Heavy turnaround activity, implementation of more restrictive sulfur regulations on gasoline and diesel, increased use of ethanol in the reformulated gasoline pool and limited capacity expansions due to the high cost of environmental regulations are resulting in tighter supplies of refined products and outstanding margins.

“What’s impressive about our first quarter was that we achieved record earnings with a very high level of turnaround activity in our system. We had major turnarounds at our Memphis, Aruba, Corpus Christi, Krotz Springs, and Texas City refineries during the quarter, which limited the financial results we were able to achieve at those facilities. The first quarter clearly demonstrated the advantages of having a large, geographically diverse, complex refining system. Looking ahead to the second quarter, the only significant turnaround activity we have is at Quebec, Aruba and Paulsboro.

“The second quarter is off to an outstanding start. Gulf Coast gasoline and diesel margins are at record levels for April. The forward curve is showing these record margins continuing through the summer. Sour crude oil discounts also remain terrific with the heavy Maya crude oil discount averaging more than $14 per barrel for April and medium sour crude oils, such as Mars, averaging more than $6 per barrel discount. Given that 60 percent of our feedstocks are purchased at discounts to benchmark sweet crude oil prices, these discounts play a significant role in our earnings. With our leverage to these outstanding product margins and sour crude oil discounts, the second quarter is shaping up to be the highest earnings quarter in Valero’s history.

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“Looking at refining fundamentals for the rest of the year, we feel very confident that the refining environment will remain strong. The combination of growing refined product demand, despite higher price levels globally, and regulatory pressures on supply should support continued strength in refined product margins. Sour crude oil discounts should continue to be wide due to ample supplies of sour grades and higher demand for sweet crudes as refiners try to meet lower sulfur specifications and increase yields of high-value clean products,” Klesse said.

Regarding the company’s cash flow, capital spending for the first quarter was approximately $975 million, of which $200 million was for turnaround expenditures. For the year, the company anticipates capital spending of approximately $3.5 billion. In addition, the company paid off $221 million of long-term debt and purchased 10.7 million shares of its common stock during the first quarter.

“We continue to execute our strategy of investing our cash flow to increase shareholder value. The strategic capital investments we are making are designed to improve our competitive position in the future. For example, many of these projects will further reduce feedstock costs, improve yields of high-value clean products, increase reliability and lower operating costs. As for acquisitions, we continue to look at opportunities in the market, but remain committed to our proven strategy of buying assets at attractive prices that are immediately accretive to earnings and give us superior growth opportunities. Financially, this year we expect to purchase approximately five percent of our outstanding common stock under existing board-approved plans and continue to evaluate modest dividend increases.

“We are obviously very bullish about our future. Quarter after quarter, we continue to demonstrate our earnings and cash flow potential. We are in an outstanding business environment and expect it to continue well into the foreseeable future,” Klesse said.

Valero’s senior management will hold a conference call at 11 a.m. ET (10 a.m. CT) today to discuss this earnings release and provide an update on company operations. A live broadcast of the conference call will be available on the company’s website at www.valero.com.

Valero Energy Corporation is a Fortune 500 company based in San Antonio, with approximately 22,000 employees and annual revenues of more than $80 billion. The company owns and operates 18 refineries throughout the United States, Canada and the Caribbean with a combined throughput capacity of approximately 3.3 million barrels per day, making it the largest refiner in North America. Valero is also one of the nation’s largest retail operators with more than 5,000 retail and branded wholesale outlets in the United States, Canada and the Caribbean under various brand names including Valero, Diamond Shamrock, Shamrock, Ultramar, and Beacon. Please visit www.valero.com for more information.

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Statements contained in this release that state the company’s or management’s expectations or predictions of the future are forward-looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. The words “believe,” “expect,” “should,” “estimates,” and other similar expressions identify forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. For more information concerning factors that could cause actual results to differ from those expressed or forecasted, see Valero’s annual reports on Form 10-K and quarterly reports on Form 10-Q, filed with the Securities and Exchange Commission and on Valero’s website at www.valero.com.

VALERO ENERGY CORPORATION AND SUBSIDIARIES

EARNINGS RELEASE

(Millions of Dollars, Except per Share, per Barrel and per Gallon Amounts)

	Three Months Ended March 31,
	2006(1)	2005(2)
STATEMENT OF INCOME DATA:
Operating Revenues (including $0 and $1,228, respectively, related to buy/sell arrangements) (3) (4)	$20,941	$14,953
Costs and Expenses:
Cost of Sales (3)	18,082	13,072
Refining Operating Expenses	926	580
Retail Selling Expenses	189	172
General and Administrative Expenses	151	104
Depreciation and Amortization Expense	260	179

Total Costs and Expenses	19,608	14,107

Operating Income	1,333	846

Equity in Earnings of Valero L.P.	12	9

Other Income (Expense), Net	—	(2)

Interest and Debt Expense:
Incurred	(96)	(74)
Capitalized	37	11

Income Before Income Tax Expense	1,286	790

Income Tax Expense	437	256

Net Income	849	534

Preferred Stock Dividends	1	4

Net Income Applicable to Common Stock	$848	$530

Earnings per Common Share (5)	$1.37	$1.03

Weighted Average Common Shares Outstanding (in millions) (5)	619	512

Earnings per Common Share - Assuming Dilution (5)	$1.32	$0.96

Weighted Average Common Equivalent Shares Outstanding (in millions) (5)	644	556

	March 31, 2006	December 31, 2005
BALANCE SHEET DATA:
Cash	$436	$436

Total Debt	$5,138	$5,378

Debt-to-Capitalization Ratio (net of cash) (6)	23.5%	24.8%

VALERO ENERGY CORPORATION AND SUBSIDIARIES

EARNINGS RELEASE

(Millions of Dollars, Except per Share, per Barrel and per Gallon Amounts)

	Three Months Ended March 31,
	2006 (1)	2005 (2)
Operating Income (Loss) by Business Segment:
Refining	$1,472	$944

Retail:
U.S.	—	(13)
Northeast	21	27

Total Retail	21	14

Total Before Corporate	1,493	958
Corporate	(160)	(112)

Total	$1,333	$846

Depreciation and Amortization by Business Segment:
Refining	$231	$153

Retail:
U.S.	13	13
Northeast	7	5

Total Retail	20	18

Total Before Corporate	251	171
Corporate	9	8

Total	$260	$179

Operating Highlights:
Refining:
Throughput Margin per Barrel	$10.11	$8.40

Operating Costs per Barrel:
Refining Operating Expenses	$3.56	$2.90
Depreciation and Amortization	0.89	0.77

Total Operating Costs per Barrel	$4.45	$3.67

Throughput Volumes (Mbbls per Day):
Feedstocks:
Heavy Sour Crude	765	520
Medium/Light Sour Crude	553	596
Acidic Sweet Crude	66	106
Sweet Crude	875	545
Residuals	155	116
Other Feedstocks	182	121

Total Feedstocks	2,596	2,004
Blendstocks and Other	294	216

Total Throughput Volumes	2,890	2,220

Yields (Mbbls per Day):
Gasolines and Blendstocks	1,403	1,009
Distillates	909	685
Petrochemicals	89	72
Other Products (7)	494	464

Total Yields	2,895	2,230

VALERO ENERGY CORPORATION AND SUBSIDIARIES

EARNINGS RELEASE

(Millions of Dollars, Except per Share, per Barrel and per Gallon Amounts)

	Three Months Ended March 31,
	2006 (1)	2005 (2)
Refining Operating Highlights by Region: (8)
Gulf Coast:
Operating Income	$1,003	$628

Throughput Volumes (Mbbls per Day) (9)	1,512	1,253

Throughput Margin per Barrel	$11.40	$8.98

Operating Costs per Barrel:
Refining Operating Expenses	$3.18	$2.76
Depreciation and Amortization	0.85	0.66

Total Operating Costs per Barrel	$4.03	$3.42

Mid-Continent: (10)
Operating Income	$101	$35

Throughput Volumes (Mbbls per Day) (9)	504	291

Throughput Margin per Barrel	$6.56	$5.13

Operating Costs per Barrel:
Refining Operating Expenses	$3.64	$3.11
Depreciation and Amortization	0.69	0.69

Total Operating Costs per Barrel	$4.33	$3.80

Northeast:
Operating Income	$179	$73

Throughput Volumes (Mbbls per Day) (9)	575	377

Throughput Margin per Barrel	$8.50	$5.59

Operating Costs per Barrel:
Refining Operating Expenses	$4.11	$2.63
Depreciation and Amortization	0.93	0.80

Total Operating Costs per Barrel	$5.04	$3.43

West Coast:
Operating Income	$189	$208

Throughput Volumes (Mbbls per Day)	299	299

Throughput Margin per Barrel	$12.61	$12.67

Operating Costs per Barrel:
Refining Operating Expenses	$4.29	$3.66
Depreciation and Amortization	1.31	1.26

Total Operating Costs per Barrel	$5.60	$4.92

VALERO ENERGY CORPORATION AND SUBSIDIARIES

EARNINGS RELEASE

(Millions of Dollars, Except per Share, per Barrel and per Gallon Amounts)

	Three Months Ended March 31,
	2006 (1)	2005 (2)
Retail - U.S.:
Company - Operated Fuel Sites (Average)	996	1,036
Fuel Volumes (Gallons per Day per Site)	4,882	4,647
Fuel Margin per Gallon	$0.100	$0.068
Merchandise Sales	$219	$214
Merchandise Margin (Percentage of Sales)	29.7%	29.2%
Margin on Miscellaneous Sales	$37	$28
Selling Expenses	$133	$120

Retail - Northeast:
Fuel Volumes (Thousand Gallons per Day)	3,284	3,350
Fuel Margin per Gallon	$0.225	$0.227
Merchandise Sales	$36	$33
Merchandise Margin (Percentage of Sales)	27.9%	25.6%
Margin on Miscellaneous Sales	$8	$8
Selling Expenses	$56	$52

Average Market Reference Prices and Differentials
(Dollars per Barrel):
Feedstocks (at U.S. Gulf Coast, except as Noted):
West Texas Intermediate (WTI) Crude Oil	$63.29	$49.70
WTI Less Sour Crude Oil (11)	$7.98	$8.06
WTI Less Alaska North Slope (ANS) Crude Oil (U.S. West Coast)	$2.41	$4.85
WTI Less Maya Crude Oil	$15.61	$17.08

Products:
U.S. Gulf Coast:
Conventional 87 Gasoline Less WTI	$8.00	$5.86
No. 2 Fuel Oil Less WTI	$8.85	$7.36
Propylene Less WTI	$7.14	$22.17
U.S. Mid-Continent:
Conventional 87 Gasoline Less WTI	$8.08	$7.25
Low-Sulfur Diesel Less WTI	$13.27	$9.24
U.S. Northeast:
Conventional 87 Gasoline Less WTI	$6.76	$4.93
No. 2 Fuel Oil Less WTI	$9.03	$9.34
Lube Oils Less WTI	$46.92	$26.15
U.S. West Coast:
CARBOB 87 Gasoline Less ANS	$15.21	$19.12
Low-Sulfur Diesel Less ANS	$19.56	$18.03

VALERO ENERGY CORPORATION AND SUBSIDIARIES

EARNINGS RELEASE

(Millions of Dollars, Except per Share, per Barrel and per Gallon Amounts)

(1)	The information presented for the three months ended March 31, 2006 includes the operations related to the acquisition of Premcor Inc., which was acquired on September 1, 2005.

(2)	Amounts previously reported in 2005 for refining operating expenses, retail selling expenses, general and administrative expenses, and depreciation and amortization expense have been reclassified for comparability with amounts reported in 2006. The reclassifications resulted from the following changes that took effect on January 1, 2006: (i) information services costs that were previously allocated to the operating units are now being reported as general and administrative expenses to better reflect the area responsible for such costs and (ii) Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment,” was implemented, which resulted in amounts previously reported as amortization expense now being reported as operating, selling or general and administrative expenses.

(3)	Valero Energy Corporation’s buy/sell arrangements involve linked purchases and sales related to crude oil contracts entered into to address location, quality or grade requirements. Commencing January 1, 2006, Valero adopted Emerging Issues Task Force Issue No. 04-13, “Accounting for Purchases and Sales of Inventory with the Same Counterparty,” which requires that such buy/sell arrangements be accounted for as one transaction, thereby resulting in no recognition of revenues and cost of sales for these transactions. For buy/sell arrangements prior to 2006, cost of sales includes amounts which approximate the revenues resulting from these transactions.

(4)	Includes excise taxes on sales by Valero’s U.S. retail system of $194 million and $193 million for the three months ended March 31, 2006 and 2005, respectively.

(5)	Weighted average common and common equivalent shares outstanding and earnings per common share amounts for the three months ended March 31, 2005 have been restated to reflect the effect of a two-for-one split of Valero’s common stock which was effected in the form of a common stock dividend distributed on December 15, 2005.

(6)	The following is a reconciliation of the debt-to-capitalization ratio. This information is presented because Valero is required to maintain a certain debt-to-capitalization ratio under its bank credit facilities.

	March 31, 2006	December 31, 2005
Debt:
Debt, including current maturities and capital lease obligations, per the balance sheet	$5,138	$5,378
Letter of credit supporting indebtedness of others	37	18
Less: Cash and temporary cash investments	(436)	(436)

Total debt (net of cash)	4,739	4,960

Stockholders’ equity	15,398	15,050

Total capitalization	$20,137	$20,010

Debt-to-capitalization ratio (net of cash)	23.5%	24.8%

(7)	Primarily includes gas oils, No. 6 fuel oil, petroleum coke and asphalt.

(8)	The regions reflected herein contain the following refineries subsequent to the Premcor acquisition: Gulf Coast- Corpus Christi East, Corpus Christi West, Texas City, Houston, Three Rivers, Krotz Springs, St. Charles, Aruba and Port Arthur Refineries; Mid-Continent- McKee, Ardmore, Memphis and Lima Refineries; Northeast- Quebec, Paulsboro and Delaware City Refineries; and West Coast- Benicia and Wilmington Refineries. The Mid-Continent region also included the Denver Refinery prior to its disposition on May 31, 2005.

(9)	Throughput volumes for the Gulf Coast, Mid-Continent and Northeast regions for the three months ended March 31, 2006 include 295, 247 and 194 Mbbls per day, respectively, related to the operations of the refineries acquired from Premcor Inc. on September 1, 2005.

(10)	The information presented for the Mid-Continent region for the three months ended March 31, 2005 includes the operations of the Denver Refinery, which was sold to Suncor Energy (U.S.A.) Inc. on May 31, 2005. Throughput volumes include 40 Mbbls per day related to the Denver Refinery for the three months ended March 31, 2005.

(11)	The market reference differential for sour crude oil is based on 50% Arab Medium and 50% Arab Light posted prices.